EXHIBIT 32.2
WRITTEN STATEMENT OF THE CHIEF FINANCIAL OFFICER
PURSUANT TO 18 U.S.C. SS.1350
     Solely for the purposes of complying with 18 U.S.C. ss.1350, I, the undersigned Acting Chief Financial Officer of Trinsic, Inc. (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarterly period ended September 30, 2006 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
/s/ DONALD C. DAVIS
Donald C. Davis.
December 21, 2006
     A signed original of this written statement has been provided to Trinsic, Inc. and will be retained by Trinsic, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.